SHAREHOLDERS' AGREEMENT

THIS AGREEMENT is effective as of July 3, 2007 by and among **GLOBAL ENERGY INC.**, a company incorporated under the laws of the State of Nevada ("**GEYI**"), **YANAI MAN PROJECTS LTD**, a company incorporated under the laws of the State of Israel, ("YMP"), (each: a "**Party**" and together: the "**Parties**").

WHEREAS, the Parties have incorporated a company in Israel under the name of Global NRG Pacific Ltd. (the "**Company**"), in which GEYI shall initially hold 50.1% of the shares and YMP shall initially hold the remaining 49.9% of the Shares;

WHEREAS, it is intended that the Company shall enter into a joint venture arrangement with an Ethiopian partner to set up an Ethiopian company (Abaya Galana Agro-Industries or an affiliate thereof) (the **"Ethiopian JV")**, in which the Company would indirectly own a 60% interest and the Ethiopian partner would indirectly own a 40% interest; and

WHEREAS, the Parties desire to cooperate in order to promote the business of the Company in accordance with the provisions set forth herein.

NOW, THEREFORE, in consideration of the undertakings and the mutual covenants of the Parties hereinafter set forth, it is agreed as follows:

1. **SHAREHOLDING IN THE COMPANY**

1.1 Each of the parties shall subscribe for the shares of the Company, in consideration for the shares' par value, and the Company shall issue 50.1% of the Company's shares to GEYI, and 49.9% of the Company's shares to YMP (each such amount of the shareholding shall hereinafter be referred to as the "**Shares**").

1.2 It is understood between the Parties that the sole shareholder of YMP, Yanai Man, intends to request another entity with a substantial experience in the agricultural business to join him as a shareholder of YMP in order to assist the Company in its business. The Parties agree that, notwithstanding the provisions of Section 4, 5 and 6 of this Agreement, but subject to the prior written consent of GEYI that may be withheld at GEYI's sole and absolute discretion, Yanai Man can transfer a substantial portion of his shares in YMP to this experienced entity in order that this entity can be a substantial shareholder of YMP (the "**Strategic Transfer**").

1.3 Should this Strategic Transfer not occur prior to the later of (x) November 15, 2007, and (y) the written approval of the Ethiopian Development Bank (or another financial institution) of the first year budget referred to in Section 12.1 for the AGAI project, then GEYI shall the right to purchase, by notice to YMP, 90% of the shares held by YMP in the Company (*i.e.*, 45% of the number of Company shares outstanding on the date hereof) from YMP for a price of US$150,000, which purchase price may be paid by GEYI to YMP over the period of one year from the exercise of this right. The right of GEYI to exercise this right of purchase of shares from YMP shares shall expire on November 15, 2008. Upon exercise by GEYI of this right, all rights of YMP under Section 16 hereof to be issued shares of GEYI shall terminate.

1.4 A Strategic Transfer as provided in Section 1.2 above, and GEYI's right to purchase YMP shares under Section 1.3 above, shall be notwithstanding any of the provisions stated in Section 4, 5 and 6 to this Agreement or any other transfer restriction contained

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herein.

2. MAIN PURPOSE

2.1 The Company's purpose will be the procurement of agricultural knowledge and the growth of vegetation for the purpose of producing crude oil to aid in the process of the manufacture of bio-diesel fuels, or such other activities as the Company may at any time determine, and to engage in any other lawful act or activity (the "**Company's Business**")

3. PLACE OF BUSINESS

3.1 The Company's principal place of business shall be Ayalon Tower, 12 Abba Hillel Silver Road, Ramat Gan, Israel, unless determined otherwise by the Company's Board of Directors.

4. TRANSFER RESTRICTIONS

4.1 No Party shall sell, assign, transfer, pledge, hypothecate, mortgage or dispose of, by gift or otherwise, or in any way encumber (any of the above, "**Transfer**"), all or any part of the Shares owned by it (or securities convertible or exercisable therefor), other than in compliance with the terms of this Agreement or other than to a Permitted Transferee. A Transfer of shares in either Party shall be treated for purposes of Sections 4, 5 and 6 of this Agreement as if the shares in the Company owned by such Party had been Transferred and will also be subject to the provisions of these Sections. For the purposes of this Agreement, "**Permitted Transferee**" shall mean an entity which is wholly owned or controlled by the Party. A transfer to a Permitted Transferee is only permitted if (i) each such transferee agrees in writing on a form prescribed by the Company to be bound by all of the provisions of this Agreement and (ii) any Transfer in interests in a Permitted Transferee shall be subject to all the transfer restrictions in this section and otherwise contained in this Agreement (section 5, 6 and 7) as if interests in such Permitted Transferee were shares in the Company.

4.2 In no event may either Party Transfer any of their Shares to any person, entity, business or venture that competes with the Company's Business.

4.3 Notwithstanding the foregoing, (i) during the first twelve months following execution of this Agreement, neither Party may Transfer any of its Shares and (ii) from the first anniversary of the execution of this Agreement until the second anniversary of the execution of this Agreement, neither Party may Transfer any of its Shares to any third Party prior to receiving the written consent of the other Party.

5 RIGHT OF FIRST OFFER (THE "RIGHT")

5.1 If at any time either Party (the "**Offeror**") wishes to Transfer any or all of the Shares owned by him/it to a third party (the "**Offered Shares**"), then prior to soliciting an offer from, or making any such offer to, a third party, the Offeror shall first submit a written offer containing all material terms to the other Party (the "**Offer**") in respect of the Offered Shares.

5.2 Within sixty (60) days after receipt of the Offer, the other Party shall have the right to give notice to the Offeror of its intent to purchase all (but not less than all) of the Offered Shares on the same terms and conditions as set forth in the Offer Once

delivered, such notice, taken in conjunction with the Offer, shall be deemed to constitute a valid, legally binding and enforceable agreement for the sale and purchase of such Offered Shares to the other Party, and the sale of the Offered Shares to the other Party shall occur within sixty (60) days of receipt of the Offeror's written notice.

5.3 Should written notice not be received by the Offeror within the sixty day time period referenced above, or if the other Party shall give notice of its election not to acquire such Offered Shares, then the Offer will be deemed to have lapsed, and the Offeror may, for a period of up to ninety (90) days thereafter, offer the Offered Shares to a bona fide third party on terms and conditions, including price, not more favorable to the proposed buyer than those contained in the Offer to the other Party.

5.4 Any Shares not sold to a bona fide third party within the 90-day period referred to in Section 5.3 shall again be subject to the requirements of this Section 5.

5.5 In the event that Shares are sold to pursuant to this Section 5, said Shares shall continue to subject to the restrictions imposed by Sections 4, 5, 6 and 7 of this Agreement, and the purchaser of said Shares shall agree in writing to abide by such Sections.

6. TAG ALONG

6.1 In the event that either Party (the "**Initiating Party**") wishes to Transfer any shares of the Company held by it to a third party, the Initiating Party shall notify the other Party in writing, and the other Party shall have the right to require, as a condition to such Transfer, that the proposed transferee purchase from him/it upon the same terms, that number of shares which constitutes the same portion of the total number of shares held by him/it as the number of shares proposed to be sold by the Initiating Party (the "**Co-Sale Shares**").

6.2 The other Shareholder shall have the option, exercisable by written notice to the Offereor, within thirty (30) days after receipt of the notice from the Offeror, to require participation in the sale as referenced in section 6.1 above.

6.3 In the event that the other Party exercises its tag along rights hereunder, the Initiating Party must cause the proposed transferee to add such shares to the shares to be purchased by the transferee, as part of the sale agreement to such a degree that all of the Co-Sale Shares are included.

7. ACKNOWLEDGMENT AND PRE-EMPTION RIGHTS

7.1 The Parties acknowledge that their Shares may be diluted as a result of investments and other issuances of shares by the Company.

7.2 If at any time prior to an IPO, the Company proposes to issue and sell New Securities, as defined below, the Parties agree that the Company shall enable the Parties to maintain their percentage ownership of the oustanding shares of the Company , as follows:

73 "**New Securities**" shall mean any capital stock of the Company, whether or not now authorized, and rights, options or warrants to purchase capital stock, and securities of any type whatsoever that are, or may become, convertible into capital stock; provided that the term "New Securities" shall not include (i) shares of the Company issuable upon exercise of outstanding options or warrants; (ii) securities issued pursuant to the acquisition of another corporation by the Company by merger, purchase of substantially

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all the assets of another corporation or any other reorganization; (iii) securities issued to employees, officers, directors and consultants of the Company pursuant to any stock option plan or stock purchases or stock bonus arrangement; (iv) securities issued pursuant to payment of any dividend or distribution with respect to all of the Company's issued and outstanding shares; (v) securities issued to a strategic investor approved as such by the Board of Directors.

7.4 If the Company proposes to issue New Securities, it shall give the Parties written notice (the "**Rights Notice**") of its intention, describing the New Securities, the price, the general terms upon which the Company proposes to issue them and the number of shares that each Party has the right to purchase under this Section 8. Each Party shall have fourteen (14) days from delivery of the Rights Notice to agree to purchase all or any part of its pro-rata share of such New Securities for the price and upon the general terms specified in the Rights Notice, by giving written notice to the Company setting forth the quantity of New Securities to be purchased. The Party's pro rata share shall be the ratio of the number of shares of the Company's Ordinary Shares then held by such Party of the date of the Rights Notice, to the sum of the total number of Ordinary Shares as of such date.

7.5 If the Parties fail to accept such offer as to all or part of the New Securities, the Company shall have the right within one hundred and twenty (120) days thereafter to sell or enter into an agreement to sell, the New Securities as to which such offer, or offers, were not accepted; provided, however, that no such sale shall be effected at a price or upon terms more favorable to the purchasers thereof than those specified. In the event the Company has not sold or entered into an agreement to sell such New Securities within such 120-day period, the Company shall not thereafter issue or sell such New Securities without first complying with the procedure set forth in this Section 7.

8. TERMINATION OF RIGHTS

8.1 The rights contained in Sections 4, 5, 6, 7 and 10 shall terminate and be of no further force or effect (i) immediately upon the consummation of the IPO or (ii) when the Company first becomes subject to the periodic reporting requirements of Section 12(g) or 15(d) of the U.S. Securities Exchange Act of 1934, as amended, or the reporting requirements of a similar reporting regime of another jurisdiction, whichever event occurs first.

9. MANAGEMENT OF THE COMPANY

9.1 The Parties shall appoint Mr. Yanai Man as the Company's Chief Executive Officer ("CEO"') in accordance with the terms of an Employment Agreement between Yanai Man and the Company to be agreed upon between the parties hereto. Any subsequent CEO shall be appointed by the Company.

9.2 GEYI shall initially appoint Mr. Asi Shalgi as the Company's Chairman. The Company's Chairman shall not have a casting vote. Any subsequent Chairman shall be appointed by GEYI so long as GEYI owns at least 50% of the outstanding shares of the Company.

10. BOARD OF DIRECTORS

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10.1So long as each Party continues to own its initial percentage of the outstanding shares of the Company (*i.e.*, 51.1% or 49.9%, as the case may be), then each Party shall be entitled to appoint an equal number of directors to the board of directors of the Company. In the event that either Party holds, at any time in the future, a majority of over 50.1% of the number of outstanding Shares, then such Party will have the right to appoint a majority of the directors of the board of directors of the Company.

10.2Initially, the director appointed by GEYI shall be Mr. Asi Shalgi and the director appointed by YMP shall initially be Mr. Yanai Man.

11.3 Neither Party shall be able to assign or transfer its/his right to designate a director to any other third party.

11. REMOVAL OF BOARD MEMBERS

11.1 Each Party agrees to vote in whatever manner as shall be necessary to ensure that (i) no director elected by either Party is removed from office, other than for cause, unless such removal is approved by the Party which so appointed that director and (ii) any vacancies created by the resignation, removal or death of a director shall be filled by the Party that appointed such director pursuant to the provisions of this agreement.

11.2 All Parties agree to execute any written consents required to effectuate the obligations of this Agreement.

12. EXPENSES AND FINANCING

12.1 The Parties agree that GEYI will lend to the Company such amounts as the Parties may agree, and in any event in accordance with a budget to be approved by the board of directors of the Company. The terms of such loan, including interest on such loan, will be agreed upon between the Parties. The parties agree that the amount of the loan will be equal to the sum of: (i) 60% of the equity required for the Ethiopian project described on **Appendix A** to this Agreement (assuming bank financing of 70% of the costs of the project), or approximately US$1.6 - 2.0 million; (ii) an amount equal to 60% of the initial budget for the Ethiopian project attached hereto as **Appendix B** to this Agreement; and (iii) the reasonable costs of Ethiopian lawyer to form the Ethiopian JV.

12.2 It is intended by the Parties that the costs and expenses incurred and required by the Company will be met by each of them in equal proportions.

12.3 All such payments as referenced in section 13.2 above shall be made for costs and expenses set forth in a budget approved by the board of directors of the Company from time to time.

13. OBLIGATIONS OF THE PARTIES

13.1 The Parties agree that YMP shall be obligated to use his/its existing and future agricultural knowledge for the benefit of the Company, including his/its knowledge for the development of agricultural farming for the benefit of the Company and the growth of vegetation for the purpose of producing crude oil and otherwise in order to enable the Company to conduct the Company's Business (as defined above) on a non exclusive basis.

13.2 The two Parties and GEYI will be obligated to use their best efforts to seek and encourage the participation of the Company in at least one other project relating to the Company's Business outside of Eithiopia.

14. REPRESENTATIONS AND WARRANTIES OF THE PARTIES

14.1 Each of the Parties hereby represents and warrants with respect to itself/himself

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the following:

(i) Authority and validity. Such Party has full power and authority to enter into, execute and deliver this Agreement and perform its/his obligations under this Agreement in accordance with its terms.

(ii) Absence of Conflicts. The execution and delivery of this Agreement by it and the consummation of the transactions as contemplated hereunder (i) do not and will not violate or conflict with any statute, regulation, judgment, order, writ, decree, or injunction currently applicable to it/him; and (ii) do not and will not violate or conflict with any existing mortgage, indenture, contract, licensing agreement, financing statement, or other agreement binding on it/him.

(iii) Consents and Contractual Restrictions. No consents or approvals of any third party are required in connection with the execution and delivery of this Agreement or the performance of the transactions contemplated hereunder otherwise. No agreement or arrangement binding upon such Party restricts its ability to fulfill its obligations and responsibilities under this Agreement or any related agreement or to carry out the activities contemplated herein.

(iii) Investment Representations. Each Party is acquiring the Shares for its/his or her own account.

Each Party undertakes to inform the other Party immediately upon any material change in the above representations and warranties.

15. ASSISTANCE TO THE COMPANY

The Parties shall use their best efforts to actively assist and promote the interests of the Company.

16. CONTEMPLATED STEPS; ISSUANCE OF SHARES

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The Parties intend for the Company to take the following steps:

(i) By October 2007 – commencement of agriculture activities and farming and land preparation for the first 10,000 hectares of land;

(ii) February to April 2008 – seeding that area for castor trees;

(iii) By August 2008 -

a. maturity of the trees (120 days following seeding);
b. harvesting and crushing oil;

(iv) By October 2008

a. Starting of the first round of sales, expected sales of US $12.8 million for first season but in any event sales of not less than 85% of $12.8 million based on sales made at market price; market price is currently $700 per ton minus the cost of transportation to port).

(v) Immediately after the first harvest – commence preparation of initial block of 10,000 hectares of land for the next season and of an additional 15,000 hectares of land (leased or acquired).

(v) By April - May 2009 - 25,000 hectares ready for seeding.

(vi) By April – May 2009 – yield forecast for 2009 is in accordance with business plan previously adopted by the board of directors of the Company.

If all of the above referenced steps occur by the dates contemplated above, then the Parties agree to cooperate to begin preparing the Company, or preparing the company in which the Company then holds an interest together with Ethiopian partner(s), for a process to have its shares publicly traded on a major stock exchange (including through Form SB-2 if the offering is in the United States) (**"Public Trading"**), by June 2010.

If (i) all of the above referenced steps occur by the dates contemplated above, (ii) the Public Trading does not occur by June 2010 and (iii) GEYI does not exercise its right under Section 1.3 hereof, then GEYI agrees to issue to YMP 5,000,000 shares of GEYI (as adjusted, as described in the immediately following sentences) at a price per share of $0.01. The actual number of shares to be issued under this Section shall be adjusted to reflect the occurrence of any Adjustment Events after the date hereof and before the issuance of the shares in June 2010. **"Adjustment Events"** shall mean (i) any subdivision of all outstanding shares into a larger number of shares, (ii) any combination of all outstanding shares into a smaller number of shares or (iii) any distribution on all outstanding shares payable in additional shares.

18. **CONFIDENTIALITY**. The Parties agree that neither of them shall issue any press releases or otherwise make any public statements or filings with respect to this Agreement or the transactions contemplated by this Agreement without the consent of the other Party. No consent shall be required under this section once the Company, directly or indirectly, enters into an agreement with an Ethiopian entity or person to partner with the Company in the Company's Business.

19. **MISCELLANEOUS**

19.1 ENTIRE AGREEMENT.
This Agreement represents the entire agreement between the Parties.

19.2 NON-WAIVER.
No delay or failure by a party to exercise any right under this Agreement shall constitute a waiver of that or any other right.

19.3 ASSIGNMENT.

No part of this agreement may be assigned by any of the Parties hereto without the consent of all of the Parties hereto.

19.4 GOVERNING LAW AND JURISDICTION.

This Agreement shall be governed by and construed under the laws of the State of Israel. The competent courts in Tel Aviv, Israel, shall have exclusive jurisdiction over any dispute arising in connection with this Agreement.

19.5 HEADINGS.
Headings in this Agreement are for convenience only and shall not be used to interpret or construe its provisions.

19.6 NOTICES.
All notices or other documents under this Agreement shall be in writing and delivered personally or mailed, addressed to the Parties.

19.7 BINDING EFFECT.
The provisions of this agreement shall be binding upon and inure to the benefit of each of the Parties and their respective successors and assigns. The provisions of this Agreement shall supersede any conflicting provisions of the Articles of Associations of the Company with respect to the relationship between the Parties. The Parties agree to amend the Company's Articles of Association within the next thirty (30) days to the extent any terms of this Agreement so conflict or to the extent they otherwise deem it necessary to conform the Articles with the terms and condition set forth in this Agreement.

19.8 AMENDMENT.
This Agreement may be amended or modified only by written agreement between the Parties.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

GLOBAL ENERGY INC.

By: ____________________
Name: Asi Shalev
Title: CEO

YANAI MAN PROJECTS LTD.

____
Name: Yanai man
Title: CEO

Appendix A

June 2, 2007

Memorandum of Understanding (MOU) between:

Global Energy Bio-fuel (in formation) (GEBF).
With offices in Israel at
Migdal Ayalon 16 floor
12 Aba Hilel St. Ramat Gan, Israel

And

Abaya Galana Agro Industries PLC (AGAI)
POBox 9517
Adis Ababa, Ethiopia.

1	Global Energy Bio-fuel (in formation) (GEBF)	A company in formation, owned by Global Energy Inc (NASDAQ treaded company) and another partners, intend to act in the field of bio fuels in Ethiopia.
2	Abaya Galana Agro Industries PLC (AGAI)	A company registers and operates in Ethiopia and its president Mr. Yemeru N. Demble.
3.	The Project	The parties GEBF and AGAI decided to participate and share forces in development of project to grow, harvest and crash castor and jatropha seeds into crude oil for biodiesel. The project will include any other biodiesel plantations. The project is located at the municipality of Abia and Galana. The project will include 100,000 – 140,000 hectares of land farming of castor and jatropha trees for seeds, oil mill to crush the seeds for oil and related infrastructures for the project.
4.	Time table for project implementation.	The parties intend to develop the project according to the following schedule: a. The company will chose the easiest bush first 10,000 hectare block. b. Starting to clear the bush for the first 10,000 hectares not late than Nov' 2007. c. Seeding of first block of 10,000 hectares starting by April 2008 d. First crop by August 2008 and shipment of first crude for export by Oct' 2008. e. Preparing additional 15,000 bush land for the season of 2009. f. By April 2009 starting seeding of 25,000 hectares of castor. g. To achieve 100,000 hectares by the year of 2012. h. The whole project describe in Appendix A: i. The parties may amend the business plan and will postponed the investment in heavy equipment, at the

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		same time the company will hire Mr. Demble or his company as subcontractor to prepare the first 10,000 at Agreed price of $170 minus discount per hectare, the price include: (1) Dozer at 3.5 hectare/8 hours and loader 10.5 hectare/ 8 hour and labor cost. (2) Fuel will be paid by the company according to the actual consumption. (This price is based on 500 birr/hour dozer D7 and 350 birr/hour loader 966).
5	Project structure and financing	There will be an Ethiopian company that will develop and own the project • The Ethiopian company will be 100% owned by foreign company (TBD). The parties agree that only after proper analysis from the tax advisors the parties will create the right structure of the company. • The owners of the foreign company will be: 60% GEBF and 40% AGAI • The intention of the parties is to secure non recourse loans from the Ethiopian Development Bank (ETB) or any other lender institute, in amount that will be no less than 70% of the investment and working capital of the project • The parties will put the required equity but no more than 30% into the project company. All equity, owners loan and guarantees for the project will be according to share holding ratio • The parties acknowledge that the financial structure is major key condition of the project and has to be dealt in a way that will allow the first 10,000 hectares to be processed in reasonable time.
6	Land	Mr. Demble secured rights to use a land of more than 140,000 hectares for 45 years. The land as shown in the attached map as Appendix B is located in the municipality of Abia and Galana, the owners of the land is a company name "Abia Galana Agro Industries PLC" (AGAI), the company owned by Mr. Demble family, after filling the proper structure of the project company, the land will be assigned to the project company. The parties will have all the assurance and documentations that the ownership of the land has been done according the law of Ethiopia and that AGAI has the legal rights for the land.
7	Parties responsibilities	a GEBF will be responsible for: i. Project management ii. Prepare project business plan to present to the Ethiopian Development Bank and foreign lenders, the business plan will include: land survey, EIA, project budget machinery, heavy equipments trucks and tractors, oil mill, housing, etc as required by the bank. iii. Manage the agriculture activities.

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		iv. Arrange for financial structure. v Arrange the company to be public company at the right time. b. Mr. Demble will be responsible for: i. Land rights for the first 100,000 hectares. ii. All local coordination with local authorities iii Discussions with Ethiopian Development Bank and arrange for loan structure that will allow to implement the project at once iv Assist in appointment of local managers and local employees v Assist in preparations of the business plan. c. All the above responsibility and tasks will be done in full coordination of the parties and full assistance each to other.
8	Initial budget	The parties agree that an initial budget of $ 100,000 to prepare the business plan as define in Appendix C; will be funded by the parties according to the shareholding ratio. The initial budget will include the cost of the formation of the companies structure.
9	Project manager	The parties agree to hire project manager to manage the activities to prepare and submit the business plan to EDB.
10	Confidentiality	The parties agree to keep this MOU in full confidentiality and not to disclose it to any third party until final agreement achieved.
11	Final agreement	The parties intend to finalize a shareholders agreement with in 3 weeks.

Abaya Galana Agro Industries PLC
POBox 9517
Adis Ababa, Ethiopia

By Mr. Yemeru N. Demble - President

Global Energy Bio-fuel (in formation) (GEBF),
With offices in Israel at
Migdal Ayalon 16 floor
12 Aba Hilel St. Ramat Gan, Israel

By Mr. Asi Shalgi

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Appendix A:

APPENDIX A

100,000 Hectare of Castor Ethiopia

Currency $US — 2 ton/hectare

Yield — 700 $/ton

Transportation to port — 60 $/ton

Investment October 2007 - August 2008			First year [illegible]	First year cashflow	Second year cashflow	Third year cashflow	4 year cashflow	5 year cashflow	6 year cashflow	7 year cashflow
Additional hectare			10,000	10,000	15,000	20,000	25,000	30,000		
Accumulated hectares			10 000	10 000	25 000	45 000	70 000	100 000	100 000	100 000
					2.5	4.5	7	10		
Crude oil ton/yr				20,000	50,000	90,000	140,000	200,000	200 000	200 000
Fixed assets										
Oil mill factory	1	2 100 000	300,000	2,100,000	1,650,000	2,100,000	5,000,000	5,000,000		
Tractors	10	40,000	57,143	400,000		400,000		400,000		400,000
Trucks 4X4	5	24,000	17,143	120 000		120,000		120,000		120000
Caterpillar Dozer	15	225 000	482,143	3,375,000		224,715	160			
[illegible]	6	134,831	115,570	809,989			6,320			
Motorcycle Tracker	6	6,000	5,143	36,000	36,000	36,000	36,000	36,000	36,000	36,000
Tanker truck - water	2	60,000	17,143	120,000						
Tanker truck - fuel	2	60,000	17,143	120,000						
Agriculture tools	1	100 000	14,286	100,000	100,000	100,000	100 000	100,000	100 000	100,000
Village for [illegible]	1	60 000	8,571	60,000		60,000		60,000		60,000
Well and pumping	1	50,000	7,143	50,000		50,000		50,000		50,000
			[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]
Variable cost										
Fuel	month	62,500	625,000	625,000	[illegible]	[illegible]	[illegible]	250,000	250 000	[illegible]
Management (10 managers, house, office	month	37,500	375,000	375,000	810,000	1,075,000	1,125,300	1,237,830	1,361,613	1,497,774
Local management	month	8,333	83,333	83,333	100,000	120,000	132,000	145,200	159,720	175,692
Flights and travel	month	16,667	166,667	166,667	200,000	200,000	200,000	200,000	200,000	200,000
Local office, communications, warehousing	month	16,667	166,667	166,667	200,000	200,000	200,000	200,000	200,000	200,000
Housing for local management	month	4,167	41,667	41,667	50,000	50,000	50,000	50,000	50,000	50,000
Local employees	month	45,000	450,000	450,000	1,350,000	2,430,000	3,780,000	5,400,000	5,400,000	5,400,000
Agronomist	month	5,000	50,000	50,000	150,000	270,000	420,000	600,000	600,000	600,000
Office at site	month	3,000	30,000	30,000	36,000	36,000	36,000	36,000	36,000	36,000
Seeds		243,000	243,000	243,000	607,500	1,093,500	1,701,000	2,430,000	2,430,000	2,430,000
Fertilizers		675,000	675,000	675,000	1,687,500	3,037,500	4,725,000	6,750,000	6,750,000	6,750,000
Chemicals pesticides		350,000	350,000	350,000	875,000	1,575,000	2,450,000	3,500,000	3,500,000	3,500,000
			[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	21,296,[illegible]	21,417,[illegible]	[illegible]
Total investment & expenses			[illegible]	[illegible]	[illegible]	13,875,719	20,711,740	27,065,[illegible]	[illegible]	[illegible]
Revenues			[illegible]	[illegible]	32,000,000	57,600,000	89,600,000	128,000,000	128,000,000	128,000,000
Net cashflow			[illegible]	1,853,478	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]
Accumulated cash				1,853,478	25,721,[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]

Appendix B:

Map of land

Appendix C:
Preliminary Budget:

	Description	Cost $
1.	Survey	30,000
2.	Business plan	15,000
3.	Planning oil mill	20,000
4.	Environmental study	4,000
5.	Management (BP and feasibility)	12,000
6.	Pilot	
7.	Legal advisors	
8.	Administrator ((1000 + 1000)X5)	10,000
		91,000
	10% miscellaneous	9,000
	Total	100,000

Action Items

1. Form the companies
2. Finalize shareholding agreement.
3. Transfer the land
4. Prepare initial budget
5. Survey, mapping planning and prepare a business plan
6. Apply for the bank.
7. Appoint expatriates managers and local management.
8. Working the plan

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2) Abaya Woreda

Total = 71532.5 Hectares (39 57 % of the total proposed land)


Proposed Agro-Industry Area
(in Abaya Woreda)
Lake Abaya
Gelana Woreda
Abaya Woreda
N
Legend

Propsed Land Use	Area(Ha)	Percentage
Agriculture/plantation	51306.56	71.7
Wetland	10146.87	14.2
Conservation	10079.06	14.1

1. Slope Classes


Slope Range in the Proposed
Agro-industry Area
Lake Abaya
Legend
N
0
4.5
9
18
27

Slope Class	Area Covered
0-2%	41201.4
3-5%	56797.5
6-10%	37459.7
11-25%	30784.3
26-50%	12646.7
>50%	1667.0

3) Gelana Woreda

Total = 109226.08 Hectares (60.43 % of the total proposed land)



Proposed Agro-Industry Area
(in Gelana Woreda)
Lake Abaya
Abaya Woreda
Gelana Woreda
Legend
N

Propsed Land Use	Area(Ha)	Percentage
Agriculture/plantation	70817.32	64.8
Wetland	10905.38	10.0
Conservation	27503.38	25.2

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APPENDIX B
Ethiopian Project - Initial Budget

Appendix B

Preilimenery Budget	
Survey	
Agricultural expert 14 days	$5,600
Land and Buss survey manager	$2,100
Fliets	$2,100
Accomodation	$1,500
Local topo surveior	$1,000
Car rent	$2,000
Total survey	**$14,300**
Business Plan & Proforma Invoice	$15,000
Planning oil mill	$15,000
Enviroment Study	$4,000
5 Month Management	$60,000
Accomodation and traveling	$10,000
Secretary & computers	$11,300
Legal Adviser	$4,000
Administration	$4,000
Sub Total	$151,900
7% Others	$10,633
Total	$162,533
Global Enery part	**$97,519.80**
Mr. Dembel share	**$65,013.2**

ABAYA GALANA AGRO INDUSTRY

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